Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Iconix Brand Group Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-116716, 333-128425, 333-129075, 333-137383, 333-139575 and 333-146288), and on Form S-8 (Nos. 333-27655, 333-49178, 333-68906, 333-75658, 333-127416 and 333-138134) of Iconix Brand Group, Inc. of our report dated November 20, 2007, with respect to the consolidated financial statements of Official Pillowtex, LLC., which report appears in this Current Report on Form 8-K/A of Iconix Brand Group, Inc.

/s/ BDO Seidman, LLP

New York, New York
December 3, 2007